EXHIBIT 11
                     COMPUTATION OF NET EARNINGS PER SHARE

                    DONALDSON COMPANY, INC. AND SUBSIDIARIES
                (Dollars in Thousands Except Per Share Amounts)

                                                            Year Ended July 31
                                                      1994         1993         1992
                                                      ----         ----         ----

Primary
Average shares outstanding                         27,026,291    27,582,628    27,497,198

Effect of stock options based
  on the treasury stock method
  using average market price                          260,338       233,866       469,350
                                                  -----------   -----------   -----------
                    Total                          27,286,629    27,816,494    27,966,548
                                                  ===========   ===========   ===========

Earnings before accounting
  change                                          $    31,949   $    28,214   $    25,769
Cumulative effect of accounting
  change                                                2,206          --            --
                                                  -----------   -----------   -----------
Net Earnings                                      $    34,155   $    28,214   $    25,769
                                                  ===========   ===========   ===========


Earnings Per Share:
Earnings before accounting                        $      1.17   $      1.01   $       .92
  change
Cumulative effect of accounting
  change                                                  .08          --            --
                                                  -----------   -----------   -----------
Net Earnings Per Share                            $      1.25   $      1.01   $       .92
                                                  ===========   ===========   ===========


Fully Diluted
Average shares outstanding                         27,026,291    27,582,628    27,497,198

Effect of stock options based on the
  treasury  stock method using average market
  price during the year or ending market price,
  whichever is higher                                 287,074       270,834       485,182
                                                  -----------   -----------   -----------

Total                                              27,313,365    27,853,462    27,982,380
                                                  ===========   ===========   ===========

Earnings before accounting
  change                                          $    31,949   $    28,214   $    25,769
Cumulative effect of accounting
  change                                                2,206          --            --
                                                  -----------   -----------   -----------
Net Earnings                                      $    34,155   $    28,214   $    25,769
                                                  ===========   ===========   ===========

Earnings Per Share:
Earnings before accounting
  change                                          $      1.17   $      1.01   $       .92
Cumulative effect of accounting
  change                                                  .08          --            --
                                                  -----------   -----------   -----------
Net Earnings Per Share                            $      1.25   $      1.01   $       .92
                                                  ===========   ===========   ===========



All share and per share amounts have been adjusted for all stock splits.